EXHIBIT 99.1

International Wire Agrees to Acquire the U.S. Operations of Global Wire Inc. and Equipment Owned by an Affiliate

Camden, NY –June 4, 2008- International Wire Group, Inc. (ITWG.PK) today announced that it has entered into an agreement to acquire the U.S. assets and operations of Global Wire Inc. (“Global Wire”) and certain equipment owned by an affiliated company. Under the terms of the asset purchase agreement, International Wire Group, Inc. (“IWG”) will acquire the assets and operations of Global Wire’s plants located in Littleton, New Hampshire and Jewett City, Connecticut. The Littleton, New Hampshire plant will be purchased outright, and the Jewett City, Connecticut plant will be leased, with an option to purchase at a later date. In addition, certain equipment being purchased will be moved from Israel to the U.S. plants. These operations serve the aerospace, electronics and data communications and industrial markets. Global Wire’s net sales and operating income for the year ended December 31, 2007 were $93.4 million and $0.7 million (after $3.4 million of depreciation, stock option expense and non-recurring costs), respectively. IWG expects to realize significant synergies by adding the Jewett City operations to the Bare Wire segment and by adding the Littleton plant to the High Performance Conductors segment which will enhance the segment’s capacity to supply high temperature silver and nickel plated products.

Under the asset purchase agreement, IWG will purchase the assets and operations for a purchase price of $28.6 million, subject to a working capital adjustment, enter into a lease/purchase agreement for the Jewett City property and assume certain liabilities. As part of the transaction, IWG will acquire approximately $15.1 million of net working capital and $13.4 million of property, plant and equipment based on Global Wire’s and the affiliated company’s December 31, 2007 balance sheet and have an option to purchase the Jewett City property at a later date for $0.8 million. The working capital adjustment is expected to result in an additional payment of approximately $3.0 million. The Company expects to finance the transaction with availability under its existing revolving credit agreement and projects that the transaction will be accretive to 2008 earnings per share. The transaction is subject to customary closing conditions and is expected to close on June 30, 2008.

Rodney D. Kent, Chief Executive Officer, stated, “The acquisition of Global Wire will expand and complement our existing operations in the United States, especially in high temperature products for the aerospace market. We expect this acquisition to be synergistic, and we look forward to serving Global Wire’s customers.”

About International Wire Group, Inc.

International Wire Group, Inc. is a manufacturer and marketer of wire products, including bare, silver-plated, nickel-plated and tin-plated copper wire, for other wire suppliers, distributors and original equipment manufacturers or “OEMs.” Its products include a broad spectrum of copper wire configurations and gauges with a variety of electrical and conductive characteristics and are utilized by a wide variety of customers primarily in the aerospace, appliance, automotive, electronics/data communications, industrial/energy and medical device industries. The Company manufactures and distributes its products at 16 facilities located in the United States, Belgium, France and Italy.

Forward-Looking Information is Subject to Risk and Uncertainty

Certain statements in this release may constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words “believes,” “expects,” “may,” “will,” “should,” “seeks,” “pro forma,” “anticipates,” “intends,” “plans,” “estimates,” or the negative of any thereof or other variations thereof or comparable terminology, or by discussions of strategy or intentions. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. As a result, these statements speak only as of the date they were made and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Many important factors could cause our results to differ materially from those expressed in forward-looking statements. These factors include, but are not limited to, fluctuations in our operating results and customer orders, unexpected decreases in demand or increases in inventory levels, changes in the price of copper, tin, nickel and silver, the failure of our acquisitions and expansion plans to perform as expected, the competitive environment, our reliance on our significant customers, lack of long-term contracts, substantial dependence on business outside of the U.S. and risks associated with our international operations, limitations due to our indebtedness, loss of key employees or the deterioration in our relationship with employees, litigation, claims, liability from environmental laws and regulations and other factors. For additional information regarding risk factors, see our discussion in Part I, Item 1A of our latest Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

Contact

International Wire Group, Inc.

Glenn J. Holler

Senior Vice-President, Chief Financial Officer and

Secretary

314-416-8215

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